EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GVI Security Solutions, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 5,840,500 shares of common stock of GVI Security Solutions, Inc. and Subsidiaries, of our report dated March 27, 2007, relating to the financial statements of GVI Security Solutions, Inc. as of December 31, 2006 and the year then ended which appear in the Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2007.

Weinberg & Company, P.A.
Certified Public Accounts

Los Angeles, California
June 12, 2007